UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 26, 2004

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices)

Registrant's telephone number, including area code: (973) 691-1300

Item 7. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued July 26, 2004

Item 12.  Disclosure of Results of Operations and Financial Condition.

        On Juy 26, 2004, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and six months ended June 30, 2004.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued July 26, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: July 26, 2004	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES SECOND QUARTER RESULTS EXCEED EXPECTATIONS; REPORTS BETTER-THAN-EXPECTED REVENUE AND EARNINGS

Flanders, NJ, July 26, 2004 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro-defect inspection during Integrated Circuit (IC) manufacturing, today announced financial results for the second quarter ended June 30, 2004.

Highlights for the second quarter include:

*  Revenue of $20.4 million increases 8% sequentially and 47% year-over-year
*   Gross margin increases 500 basis points year-over-year to 48%
*   Sequential operating profit increases 102% to $1.9 million
*   Balance sheet remains strong, cash and marketable securities increase to $76.1 million

Discussing the second quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"Our better-than-expected results this quarter clearly and unequivocally reflect our product development strategy as well as the solid financial foundations we have established at Rudolph. Our leading-edge products continue to be adopted by the world's leading device manufacturers and our commitment to push the envelope on new applications is evidenced by our multiple product announcements surrounding SEMICON West. Our first half financial success is further bolstered by the fact that our technologists are making it possible for Rudolph to continue to be the company of choice in our selected market niches as our customers seek leading-edge solutions to optimize their yield performance."

The Company's second quarter revenue totaled $20.4 million, a 47% increase compared to $13.9 million for the second quarter of 2003. Revenue for the 2004 second quarter increased by 8% compared to the 2004 first quarter revenue of $18.9 million. During the second quarter, international sales represented approximately 60% of revenue while domestic sales accounted for 40%. This compares to international sales of 75% and domestic sales of 25% in the year-ago quarter.

The Company continued its strong heritage of profitability as second quarter net income totaled $1.5 million, or $0.09 per diluted share, compared to $286,000, or $0.02 per share, for the 2003 second quarter. The Company reported net income of $978,000, or $0.06 per diluted share, for the 2004 first quarter.

Second quarter gross margin increased to 48% compared to 43% in the 2003 second quarter. The gross margin in the 2004 first quarter was 46%. The sequential increase in gross margin is primarily due to an increase in revenues and specifically, an increase in metal tool and licensing revenues, which typically have higher margins, and the leverage generated by fixed manufacturing and customer service costs representing a smaller percentage of the overall cost of goods sold.

Research & development (R&D) expenses for the second quarter totaled $4.1 million, compared to $4.2 million in the first quarter of 2004, and $3.2 million in the year-ago period. As a percentage of revenue, R&D was 20%, compared to 22% last quarter, and 23% in the same quarter last year. On a year-over-year basis, the increase in R&D is due to higher compensation costs and an increase in product development costs. The Company anticipates that third quarter spending on R&D will be approximately 19 or 20 % of revenue as it continues to invest in new products.

Selling, general & administrative (S,G&A) expenses for the second quarter totaled $3.7 million, compared to $3.3 million in the first quarter of 2004, and $2.5 million in the prior year period. As a percentage of revenue, S,G&A was 18% in the 2004 second quarter and the same percentage for the prior year period. The increase in absolute dollars over the first quarter of 2004 is primarily due to increased compensation costs, increased administrative costs at the Company's branch offices, higher marketing costs for new product launches and an increase in costs associated with complying with Sarbanes-Oxley section 404 reporting requirements. The Company expects that S,G&A will continue to be approximately 18% of revenue in the third quarter of 2004 due to additional costs related to complying with Sarbanes-Oxley reporting requirements.

Balance Sheet Strength

At June 30, 2004, the Company's cash and marketable securities totaled $76.1 million increasing from $74.7 million at the end of the first quarter of 2004. Working capital changed slightly from March 31, 2004 increasing to $115.1 million.

Outlook

The Company is currently anticipating revenue for the third quarter ending September 30, 2004 to be sequentially up 5% to 10% compared to that of the 2004 second quarter revenue of $20.4 million. The Company is expecting diluted earnings per share to be approximately $0.09 to $0.11 for the 2004 third quarter.

"Bookings were very strong in the 2nd quarter as new orders substantially exceeded both Q2's sales and the 1.08 book to bill ratio reported by front-end semiconductor capital equipment companies. As we begin the second half of 2004, we continue to get better visibility and based on our bookings levels there is measured optimism at Rudolph that we are in a sustained growth period as we expect our customers to continue with announced fab expansion plans. We have just begun to see the benefits of our aggressive development efforts during the last downturn and we continue to commit resources to R&D with the belief that these investments will pay off handsomely for years to come."

Conference call

Rudolph Technologies will be hosting a conference call today at 4:45 PM ET. A live webcast will also be available to investors on the Company's web site at www.rudolphtech.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers. The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process. Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth. The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the third quarter , increases in customer orders and bookings, future growth of our business, and the overall improvement in the market. Actual results may differ materially from those projected due to a number of risks, including, but not limited to, the impact of a slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies' business strategy, unanticipated manufacturing or supply problems, and changes in tax rules. Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements. The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Factors that May Affect Future Results" in Rudolph Technologies' Form 10-K filed for the year ended December 31, 2003. These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(Tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets
Cash and marketable securities	$ 76,107	$ 80,562
Accounts receivable, net	17,730	10,244
Inventories	32,563	28,321
Prepaid and other assets	3,332	3,958
Total current assets	129,732	123,085
Net property, plant and equipment	6,834	6,817
Intangibles	23,186	23,588
Other assets	6,717	6,881
Total assets	$ 166,469	$ 160,371

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 7,587	$ 5,967
Other current liabilities	7,052	5,867
Total current liabilities	14,639	11,834
Stockholders' equity	151,830	148,537
Total liabilities & stockholders' equity	$ 166,469	$ 160,371

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) - ($000)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003

Revenues	$ 20,433	$ 13,931	$ 39,325	$ 28,436
Cost of revenues	10,533	8,003	20,821	16,392
Gross profit	9,900	5,928	18,504	12,044
Operating expenses:
Research & development	4,145	3,211	8,316	6,649
Selling, general & administrative	3,678	2,531	6,971	5,404
Amortization	219	219	438	438
Total operating expenses	8,042	5,961	15,725	12,491
Operating income/(loss)	1,858	(33)	2,779	(447)
Interest income and other, net	251	405	600	1,047
Provision for income taxes	617	86	909	139
Net income	$ 1,492	$ 286	$ 2,470	$ 461

Net income per share:

Basic	$ 0.09	$ 0.02	$ 0.15	$ 0.03
Diluted	$ 0.09	$ 0.02	$ 0.15	$ 0.03

Weighted average shares outstanding:

Basic	16,740,759	16,356,886	16,717,084	16,344,049
Diluted	16,892,059	16,555,981	16,968,741	16,550,513

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